SETTLEMENT AGREEMENT

		This SETTLEMENT AGREEMENT (this "Agreement"), made and entered into as of the 14th day of October, 1999, is by and between Montana Naturals Int'l, Inc., a Montana corporation (the
"Borrower"), HealthRite, Inc., a Delaware corporation (the
"Guarantor"), Jason Pharmaceuticals, Inc., a Maryland corporation ("Jason") and U.S. Bank National Association MT
(formerly known as First Bank Montana, National Association), a national banking association (the "Lender").

                             RECITALS

		1.	The Lender and the Borrower entered into a Credit
Agreement dated as of October 8, 1997 which was amended as of July 1, 1999 (as amended, the "Credit Agreement") wherein Lender agreed to extend certain credit facilities to the Borrower;

		2.	The credit facilities provided to the Borrower
are evidenced by three Promissory Notes dated July 1, 1999 (the
"Notes") and secured with liens on the Borrower's (i) real property pursuant to a Combination Trust Indenture, Security
Agreement, Assignment of Leases and Rents and Fixture Financing
Statement dated as of October 8, 1997 (the "Indenture") and
(ii), inter alia, equipment, inventory, accounts and general intangibles pursuant to a Security Agreement also dated
October 8, 1997 (the "Security Agreement");

		3.	Borrower has failed to pay installments due under
the terms of the Notes on August 1 and September 1, 1999 and breached certain covenants of the Credit Agreement and, therefore, the Borrower is in default of its obligations to Lender;

		4.	 The accelerated balances of the Notes, including
interest accrued as of September 29, 1999, but not including of attorneys' fees and costs, total $1,247,450.73 ("Note 1"), $695,979.74 ("Note 2") and $1,534,722.15 ("Note 3"); and

		5.	The parties wish to provide for an orderly
liquidation of Lender's collateral securing the Notes, discharge of the indebtedness due Lender under the Notes and discharge of the Guarantor's obligation to Lender under the terms of the Guaranty dated October 8, 1997, in each case subject to the terms and conditions set forth in this Agreement.

                          AGREEMENT

		NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

		Section 1.  Repossession and Sale of Personal
Property. The Borrower shall and does hereby acknowledge that Lender has repossessed the following personalty (the "Personal
Property"):

		1.1	All Borrower's Accounts, as that term is defined
in the Security Agreement, including without limitation the Accounts described in the attached Exhibit A;

		1.2 	All Borrower's Inventory, as that term is defined
in the Security Agreement, including without limitation the Inventory described in the attached Exhibit B;

		1.3 	The proceeds of sales of the Borrower's Inventory
and payment of its Accounts (the "Proceeds") totaling approximately $300,000 as of the date hereof, including without limitation all amounts on deposit in U.S. Bank National
Association MT, Missoula Branch ("U.S. Bank - Missoula") and
Valley Bank of Ronan, Montana ("Valley Bank"); provided,
Borrower may retain $25,000 of the Proceeds free and clear of the liens of Lender to be used for, among other things, to pay the costs of termination of the Borrower's legal existence;

		1.4	All Borrower's Equipment, as that term is defined
in the Security Agreement, including without limitation the Equipment described in the attached Exhibit C; and

		1.5	All Borrower's general intangible property,
including without limitation the trademarks and other intellectual property described in the attached Exhibit D (the
"Trademarks"), as well as any and all of Borrower's Chattel
Paper, Documents or Instruments as those terms are defined in the Security Agreement.

		Section 2.  Disposition of Personal Property.

		2.1.	Strict Foreclosure; Waiver.  Lender does hereby
elect to retain and foreclose its interests in the Accounts, Inventory, Equipment, Trademarks and other Personal Property in partial satisfaction of the debt due Lender under the terms of the Notes. The Borrower and Guarantor hereby waive and renounce
(i) their right to notification of public or private sale as provided in MCA Section 30-9-504(3)(a), (ii) their right of written notice of retention of any or all personal property securing the Notes as provided in MCA Section 30-9-505(2)(a), and (iii) the right to an accounting of any surplus of the proceeds of sale pursuant to MCA Section 30-9-504(2). Borrower and Guarantor further agree disposition of Personal Property in accordance with this
Section 2 is commercially reasonable.

		2.2	Set Off.  Lender may exercise its right of set
off against any Proceeds deposited in U.S. Bank - Missoula and the Borrower shall and does hereby waive any right to notice of the set off provided by Montana law.

		Section 3.  Disposition of Real Property.

		3.1	Deeds; Foreclosure.  The Borrower shall,
simultaneously with the execution of this Agreement, deliver to Lender (or its nominee, FSM, Inc.) a non-merger deed in lieu of foreclosure (the "Deed") to the real property described in the Indenture (the "Premises"), together with such estoppel certificates as the Lender may require, which Lender shall immediately record. Lender may, in its sole discretion and at such time as it may elect following recordation of the Deed, foreclose the Indenture, by notice of sale or by judicial process, to defray the unpaid balance of the Notes and, to the extent its consent may be required, the Borrower shall and does hereby consent to judgment in favor of Lender in an amount equal to the outstanding debt due Lender in any foreclosure action by judicial process; provided, in the event of foreclosure by judicial process, Lender waives and shall not be entitled to a deficiency judgment against the Borrower. The parties specifically acknowledge and agree that delivery of the Deed shall not merge with or cause a termination or discharge of the Indenture or be deemed a satisfaction of the Notes to the extent a foreclosure of the Indenture is determined to be necessary by Lender.

		3.2	Possession.  Lender shall have immediate
possession of the Premises.

		Section 4. Effectiveness of this Agreement. This Agreement shall become effective upon due execution and delivery by the Borrower of, and compliance by the Borrower with, the following:

		4.1	This Agreement;

		4.2	The Deed and an estoppel certificate, both in a
form and satisfactory to Lender;

		4.3	Instructions to Valley Bank regarding wire
transfer of proceeds on deposit (net of the $25,000 to be retained pursuant to Section 1.3 above) there to Borrower's account at U.S. Bank - Missoula;

		4.4	An assignment of the Trademarks to be recorded in
the U.S. Patent and Trademark office; and

		4.5	A letter terminating the consultancy of Martin
Olsson and consenting to his service to Lender as an independent contractor to assist in liquidation of the Personal
Property and Premises by Lender; provided, Olsson shall simultaneously deliver to Borrower an agreement, in form and substance acceptable to Borrower, pursuant to which Olsson releases the Borrower, Guarantor and Jason and agrees not to disclose any confidential information about the Borrower, Guarantor or Jason acquired in the course of the terminated consultancy (which together with all documents described in Sections 4.1 through 4.4 shall be referred to hereinafter as the "Closing Documents").

		Section 5.  Representations, Warranties, Authority, No
Adverse Claim.

		5.1	Cooperation.  The Borrower represents and
acknowledges its cooperation is necessary to the peaceful repossession and orderly liquidation of its assets as described in Sections 1, 2 and 3 of this Agreement and, therefore, warrants it shall cooperate with Lender fully and at its own expense as Lender may reasonably require, including, without limitation, (i) providing information, documents and assistance to Lender and persons engaged by Lender to conduct environmental audits and surveys of the Premises, (ii) providing information, documents, books, records and assistance to Lender in its efforts to collect the Accounts or liquidate other assets of the Borrower, and (iii) executing such additional documents as the Lender may reasonably require to accomplish the purposes of this Agreement, including without limitation such assignments of Accounts as Lender may require to pursue collection thereof.

		5.2	Authority, No Conflict, No Consent Required.  The
Borrower represents and warrants that the Borrower has the power and legal right and authority to enter into this Agreement and other Closing Documents. The Borrower represents and warrants that no consent, approval or authorization of or registration or declaration with any person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Closing Documents or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower herein described.

		5.3	No Adverse Claim. The Borrower warrants,
acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give the Borrower a basis to assert a defense, offset or counterclaim to any claim of the Lender with respect to the Borrower's obligations under the Credit Agreement, the Notes or any other document executed in connection with the Credit Agreement.

		Section 6. Affirmation of Credit Agreement, Further References, Affirmation of Security Interest. The Lender and the Borrower each acknowledge and affirm that the Credit
Agreement, Notes, Indenture and Security Agreement (which shall be referred to hereinafter as the "Loan Documents") are hereby ratified and confirmed in all respects and all terms, conditions and provisions of each such document, except as amended by this Agreement, shall remain unmodified and in full force and effect.
The Borrower confirms to the Lender that the Borrower's obligations under the Credit Agreement are and continue to be secured by the security interests granted by the Borrower in favor of the Lender under the Security Agreement and the Indenture, and made by the Borrower in favor of the Lender, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower under the Loan Documents and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are incorporated herein by this reference and are hereby ratified and affirmed in all respects by the Borrower, except as amended by this Agreement. This Agreement supersedes and has merged into this Agreement all prior oral or written agreements on the subjects of this Agreement by and between the parties hereto with the effect that this Agreement, shall control with respect to the specific subjects hereof and thereof.

		Section 7. Severability. Whenever possible, each provision of this Agreement and the other Closing Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Agreement, the other Closing Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Agreement, the other Closing Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

		Section 8. Successors. The Closing Documents shall be binding upon the Borrower, Jason, the Guarantor and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower, Jason and the Guarantor, their successors and assigns, and the Lender and the successors and assigns of the Lender.

		Section 9. Default and Remedies for Default. Any default by the Borrower in performance of its obligations under this Agreement shall constitute a default by the Borrower under the Loan Documents and Lender may avail itself of any remedy provided therein against the Borrower.

		Section 10. Expenses. Each party shall bear their own attorney's fees and other expenses incurred to date with respect to the default of the Borrower of the Credit Agreement, Security
Agreement, Indenture and Notes and the negotiations and preparation of this Agreement. In the event an action to enforce this Agreement becomes necessary, the prevailing party shall be entitled to recovery of its reasonable attorneys' fees and costs.

		Section 11.  Mutual Release and Covenant Not To Sue.

		11.1	The Borrower, Jason and the Guarantor, on behalf
of themselves, their heirs, successors and assigns, do hereby release, acquit and forever discharge Lender and its affiliated companies and all persons who presently are or in the past have acted in the capacity of directors, officers, accountants, attorneys, employees, agents or others acting on behalf of Lender, its affiliated companies and their successors and assigns, and each of them, from any and all manner of action or actions, suits, claims, demands, damages, judgments, levies and executions, whether known or unknown, liquidated and unliquidated, fixed or contingent, direct or indirect, sounding in contract or tort, which it ever had, have or ever it can, shall or may have or claim to have against Lender, its affiliated companies and all persons who presently are or in the past have acted in the capacity of directors, officers, accountants, attorneys, employees, agents or others acting on behalf of Lender, or its affiliated companies and its successors and assigns, and each of them, upon or by reason of any matter, fact, or thing, existing prior to the date of signing this Agreement, including, by way of example and not by limitation, those claims which could have been asserted in connection with negotiation, origination, closing, administration, enforcement, foreclosure or settlement of the Loans identified in the Credit
Agreement.

		11.2	Lender, on behalf of itself, its officers, its
directors, its shareholders, its employees, its successors and assigns, does hereby release, acquit and forever discharge the Borrower, Jason and the Guarantor and all persons who presently are or in the past have acted in the capacity of accountants, attorneys, employees, agents or others acting on behalf of the Borrower, Jason and the Guarantor, their successors and assigns, and each of them, from any and all manner of action or actions, suits, claims, demands, damages, judgments, levies and executions, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, sounding in contract or tort, which it ever had, have, or ever it can, shall or may have or claim to have against the Borrower, Jason or the Guarantor, and all persons who presently are or in the past have acted in the capacity of accountants, attorneys, employees, agents or others acting on behalf of the Borrower, Jason or the Guarantor, and their successors and assigns, and each of them, upon or by reason of any matter, fact, or thing, existing prior to the date of the signing of this Agreement, provided, however, that this release shall not affect or cause a release of (i) the Borrower's rights and obligations under this Agreement or the Closing Documents or (ii) Borrower's obligations under the Loan Documents to the extent that the continued existence of the unpaid Notes is necessary to the foreclosure of the Indenture or to enforce Section 11.4 against the Guarantor, if applicable; provided further, Jason shall not be deemed released from its accounts payable obligations, if any exist, to the Borrower, repossessed and retained by Lender under Sections 1.1 and 2.1 of this Agreement, except to the extent such obligations exceed $100,000.

		11.3	It is further specifically agreed that the intent
of this Agreement is not only to effect a settlement and release of the claims or potential claims by the parties against each other described above, but it is further intended to specifically effect a complete bar to any right of action by the parties, their officers, directors, shareholders, accountants, attorneys, agents, successors and assigns, against each other, except as may be necessary to enforce the Loan Documents or the terms of this Agreement.

		11.4	The release granted Guarantor and Jason under
Section 11.2 shall be deemed void and of no further force and effect in the event it is determined that (a) either (i) the consolidated financial statements of the Guarantor contained in Form 10-QSB for the second quarter 1999, and for the six months ended June 30, 1999, as well as the consolidating statements for the same periods, taken as a whole, materially fail to comply with generally accepted accounting principles, to the extent applicable to interim, management prepared financing statements or (ii) the Schedule of Unpaid Bills of Guarantor as of July 31,
1999 materially overstates the accounts payable of the Guarantor as of July 31, 1999 and (b) such failures caused a material understatement of the ability of the Guarantor to satisfy any substantial liability under the Guaranty. Both the Form 10-QSB for the second quarter of 1999, the consolidating statement for the same periods and the Schedule of Unpaid Bills as of July 31, 1999 are attached hereto as Exhibit 11.4. Any actions seeking to void the release of the Guarantor or Jason must be commenced within 18 months of the date hereof or be forever waived and barred.

		Section 12. Voluntary and Knowing Agreement. Each party represents and warrants that they have read, know and understand the contents of this Agreement, and have executed this Agreement freely and voluntarily, and have not been influenced by any person or any attorney acting on behalf of any other party. The Borrower has not acted or relied upon any financial tax or other advice from Lender, in connection with the negotiation, execution or delivery of this Agreement. Each party represents and warrants that in executing and delivering this Agreement they were not acting under any menace, undue influence, or duress.

		Section 13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MONTANA, WITHOUT
GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING
EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR
HOLDING COMPANIES AND THEIR AFFILIATES.

		Section 14.  Headings.  The headings of various
sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

		Section 15. Counterparts. The Closing Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Closing
Documents may execute any such agreement by executing a counterpart of such agreement.

		IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

BORROWER:					MONTANA NATURALS INT'L, INC.

						By_____________________________
							Bradley T. MacDonald,
							President

GUARANTOR:				HEALTHRITE, INC.

						By_____________________________
							Bradley T. MacDonald,
							Chairman/CEO


JASON:					JASON PHARMACEUTICALS, INC.

						By_____________________________
							Bradley T. MacDonald,
							President


LENDER:					U.S. BANK NATIONAL ASSOCIATION MT

						By:___________________________
							David C. Larsen,
							Vice President


                           EXHIBIT D

     Mark                       Registration No.

Montana Big Sky                 Federal Appln. Abandoned
Pure Energy                     Fed. Regis. 1,822,302
Montana Naturals                No Federal Appln./Registration
Nautilus                        No Federal Appln./Registration
Montana Labs                    No Federal Appln./Registration
Loving Mood                     Red. Regis. 1,762,388
Pure Serenity                   No Federal Appln./Registration
Stay Calm                       Fed. Regis. 1,762,387
Natural Solutions               Montana State Registration - Not
                                  Renewed
Throat Care                     Montana State Registration
Quality From An Environment
  You Can Trust                 Fed. Regis. 1,852,741
Experience The Power
  of Nature                     Fed. Regis. 1,850,980
Pro-Tech                        Fed. Regis. 1,794,626
Cholestex & Design              Montana State Registration
Loving Mood                     Montana State Registration
Pure Energy & Design            Montana State Registration
Montana Greens                  No Federal Appln./Registration
Botanica Select                 No Federal Appln./Registration

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